Exhibit 1

STOCK PURCHASE AND CONTRIBUTION AGREEMENT

among

CENTAUR HOLDINGS UNITED STATES, INC.,

PALACE HOLDINGS GROUP, LLC

and

PALACE ENTERTAINMENT HOLDINGS, INC.

Dated as of July 31, 2007

i

4.1.	Corporate Status	17
4.2.	Authorization, etc.	17
4.3.	No Conflicts; Consents	17
4.4.	Litigation	17
4.5.	Financial Ability to Perform	18
4.6.	Brokers	18
ARTICLE V	COVENANTS	18
5.1.	Conduct of the Company and its Subsidiaries	18
5.2.	Satisfaction of Closing Conditions	18
5.3.	Access and Information	19
5.4.	Resignations	20
5.5.	Contact with Customers, Suppliers, etc.	20
5.6.	Publicity	20
5.7.	Indemnification of Directors and Officers	20
5.8.	Assumed Indebtedness	21
5.9.	Tax Matters	22
5.10.	Exclusivity	22
5.11.	Existence; Change of Name	22
5.12.	Financing	22
5.13.	Liquor Licenses	23
5.14.	Confidential Information	23
5.15.	Non-Solicitation	23
5.16.	Lease Renewal	23
5.17	Rollover	23
ARTICLE VI	CONDITIONS TO CLOSING	24
6.1.	Conditions to the Obligations of the Seller, the Purchaser and the Company	24
6.2.	Conditions to the Obligation of the Purchaser	24
6.3.	Conditions to the Obligations of the Seller and the Company	25
ARTICLE VII	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	25

ii

7.1.	Survival of Representations, Warranties and Covenants	25
ARTICLE VIII	TERMINATION	26
8.1.	Termination	26
8.2.	Effect of Termination	26
ARTICLE IX	TAX MATTERS	27
9.1.	Refunds	27
9.2.	Cooperation	27
9.3.	No Section338 Election	27
ARTICLE X	DEFINITIONS	27
10.1.	Definition of Certain Terms; Interpretation	27
10.2.	Disclosure Letter	33
ARTICLE XI	GENERAL PROVISIONS	34
11.1.	Expenses	34
11.2.	Further Actions	34
11.3.	Certain Limitations	34
11.4.	Notices	34
11.5.	Limited Disclosure	36
11.6.	Binding Effect	36
11.7.	Assignment; Successors	36
11.8.	Amendment; Waivers, etc.	36
11.9.	Entire Agreement	37
11.10.	Severability	37
11.11.	Headings	37
11.12.	Counterparts	37
11.13.	Governing Law	37
11.14.	Consent to Jurisdiction, etc.	37
11.15.	Waiver of Punitive and Other Damages and Jury Trial	38
11.16.	Specific Performance	39

iii

STOCK PURCHASE AND CONTRIBUTION AGREEMENT

STOCK PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of July 31, 2007, by and among Centaur Holdings United States, Inc., a Delaware corporation (the “Purchaser”), Palace Holdings Group, LLC, a Delaware limited liability company (the “Seller”), and Palace Entertainment Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Seller (the “Company”).  Capitalized terms used herein are defined in Article X.

R E C I T A L S:

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the outstanding Capital Stock of the Company, on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF COMPANY STOCK;
THE CLOSING

1.1.          Purchase and Sale of Company Stock.  At the Closing (as defined in Section 1.2 below), on the terms and subject to the conditions set forth herein, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the issued and outstanding shares of Capital Stock of the Company (the “Purchased Stock”) for an aggregate purchase price (the “Purchase Price”) equal to the sum of (i) $182,996,042 plus (ii) all amounts received or claimed by the Company in respect of the overpayment of Taxes by the Company for the 2006 taxable year, as shall be reflected on the Company’s 2006 United States federal Tax Return; provided that the Purchaser shall pay to the Seller the portion of the Purchase Price set forth in clause (ii) in accordance with Section 9.1 herein.

1.2.          The Closing; Actions at Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison Cohen LLP, 909 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. local time within three (3) Business Days following the date on which the conditions to the Closing set forth in Article VI (other than the conditions which are, by their terms, to be satisfied at the Closing) have been satisfied or waived in writing by the party entitled to the benefit thereof, or such other date and time as agreed by the parties.  The date of the Closing is referred to as the “Closing Date.”  At the Closing, (a) the Seller shall deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 6.2 below, (b) the Purchaser will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6.3 below and (c) the Purchaser will deliver to the Seller $182,996,042 by wire transfer of immediately available funds, to an account designated by the Seller to the Purchaser in writing not less than two (2) Business Days prior to the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the disclosure letter delivered to the Purchaser on the date hereof (the “Disclosure Letter”) and except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Company’s Periodic Reports on Form 8-K filed from the date of the filing of such Annual Report on Form 10-K to the date of this Agreement and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007 (collectively, the “Specified SEC Reports”), but excluding the portions of the Specified SEC Reports that consist of forward-looking or cautionary statements or are set forth as “Risk Factors” and excluding the contents of any exhibit that is not specifically set forth in or referred to below, the Company hereby represents and warrants to the Purchaser as follows:

2.1.          Corporate Status, etc.

(a)           Organization.  Schedule 2.1(a) of the Disclosure Letter lists all of the Company’s Subsidiaries and their respective jurisdictions of incorporation or formation, as applicable.  Each of the Company and its Subsidiaries is a corporation or other entity duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and has full corporate or comparable power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  Each of the Company and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation or other entity in all jurisdictions in which the failure to be so qualified could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Authorization, etc.  The Company has full power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is or will be a party have been duly authorized by the board of directors of the Company (the “Board”) and by the Seller in its capacity as the sole stockholder of the Company, which constitute all requisite corporate authorization on the part of the Company for such action.  This Agreement has been duly executed and delivered by the Company and when executed and delivered by the Company, each of the Ancillary Agreements to which the Company is or will be a party will be duly executed and delivered by the Company.  Assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes, and when executed each of the Ancillary Agreements will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

2.2.          Capitalization.

(a)           The Company.  As of the date hereof, the authorized Capital Stock of the Company consists solely of 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of which 100 shares of Common Stock have been duly authorized and validly issued and are outstanding.  The Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock.

(b)           Subsidiaries.  Schedule 2.2(b) of the Disclosure Letter lists, for each Subsidiary of the Company, the shares of Capital Stock of such Subsidiary that are authorized, the shares of Capital Stock of such Subsidiary that are issued and outstanding and the Persons owning such issued and outstanding Capital Stock.  All issued and outstanding Capital Stock of the Company’s Subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Persons listed in Schedule 2.2(b) of the Disclosure Letter free and clear of any Liens.

(c)           Agreements with Respect to Common Stock, etc.  There are no (i) preemptive or similar rights on the part of any holders of any class of securities of the Company or any of its Subsidiaries; (ii) subscriptions, options, warrants, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, agreements, commitments, arrangements or understandings of any kind obligating the Company or any of its Subsidiaries, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of or other interest in Capital Stock of any class of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares; (iii) stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any shares of the Capital Stock of the Company or any of its Subsidiaries; or (iv) outstanding dividends, whether current or accumulated, due or payable on any of the  Capital Stock of the Company or any of its Subsidiaries.

(d)           Equity Interests.  Except for the Subsidiaries, the Company does not own any Capital Stock of, or interests in, any other Person.  The Company is not a party to any stockholder agreement, voting trust or other agreement or understanding relating to the voting, purchase, redemption or other acquisition of any Capital Stock in any other Person.

2.3.          Conflicts, Consents.

(a)           Conflicts.  The execution and delivery of this Agreement by the Company, and the performance of its obligations hereunder (i) do not and will not conflict with the Organizational Documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents referred to in Section 2.3(b), do not and will not conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any Permit or any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound or result in the creation or imposition of any Liens other than Liens created by or resulting from the actions of the Purchaser or any of its Affiliates; provided that this clause (ii) shall not be deemed to have been breached by reason of the failure to obtain any consent with respect to any Leased Real Property pursuant to the terms of any Lease or other document relating to such Leased Real Property that has been made available to the Purchaser on the Company’s online data room at www.intralinks.com, prior to August 23, 2007 and (iii) do not and will not violate any law applicable to the Company or any of its Subsidiaries, except for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Liens that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, hinder or delay the consummation of the transactions provided for in this Agreement.

(b)           Consents.  Except as may be required under the HSR Act or as set forth in Schedule 2.3(b) of the Disclosure Letter, no Consent of or with any Governmental Entity or third Person is or will be required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the performance of its obligations hereunder, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, hinder or delay the consummation of the transactions provided for in this Agreement; provided that this Section 2.3(b) shall not be deemed to have been breached by reason of the failure to obtain any consent with respect to any Leased Real Property pursuant to the terms of any Lease or other document relating to such Leased Real Property that has been made available to the Purchaser on the Company’s online data room at www.intralinks.com, prior to August 23, 2007.

2.4.          SEC Filings; Financial Statements.

(a)           The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since June 28, 2006 (all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) filed by the Company since such date, including those filed after the date of this Agreement, collectively, the “SEC Reports”).  Each of the SEC Reports, as amended, complied, or, if not yet filed, will comply, as to both form and substance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  None of the SEC Reports (excluding, solely for purposes of this sentence, any exhibits thereto) contained, or, if not yet filed, will contain, when filed, any untrue statement of a material fact or omitted, or, if not yet filed, will omit, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The audited consolidated financial statements of the Company and its Subsidiaries (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC (the “Audited Financial Statements”) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s Quarterly reports on Form 10-Q filed with the SEC since January 1, 2007 (such financial statements, together with the Audited Financial Statements, the “Financial Statements”) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated.

(c)           Neither the Company nor any of its Subsidiaries has or is subject to any liabilities of any nature except liabilities that (i) are accrued or reserved against in the balance sheet included in the Quarterly Report on Form 10-Q most recently filed by the Company prior to the date hereof, (ii) were incurred in the ordinary course of business since the Quarterly Report on Form 10-Q most recently filed by the Company with the SEC, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           The Disclosure Letter sets forth a list of all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to Indebtedness of the Company or its Subsidiaries, including the outstanding principal amount, interest rate as in effect as of the date hereof and payment schedule of principal and interest thereon.  Except for the Senior Notes, all such

Indebtedness is repayable without premium or penalty.  The text of the Indenture that was filed with the SEC on June 16, 2006 as an exhibit to the Company’s Registration Statement on Form S-4 is the true, correct and complete text of the Indenture and the Indenture has not subsequently been amended or modified in any way.

2.5.          Events Subsequent to Latest Financial Statements.  Since July 31, 2007, the Company and its Subsidiaries have not paid or committed to pay any amounts to or on behalf of the Seller or any of its Affiliates (other than Company Subsidiaries), including, without limitation, any amounts required to be paid by the Seller pursuant to Section 11.1.  Since June 30, 2007, other than in connection with the transactions contemplated by this Agreement, (i) the Company and its Subsidiaries have conducted their business in the ordinary course, in substantially the same manner in which it has been previously conducted, (ii) the Company and its Subsidiaries have not suffered any Material Adverse Effect and (iii) none of the Company or any of its Subsidiaries has:

(a)           amended its Organizational Documents;

(b)           purchased or redeemed any of its Capital Stock or declared or paid any dividend or distribution on its Capital Stock (except for dividends paid by a Subsidiary to the Company);

(c)           incurred any long-term indebtedness for borrowed money or entered into any guaranty in excess of $500,000 in the aggregate, other than indebtedness incurred pursuant to the Credit Agreement;

(d)           mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens;

(e)           except as required by GAAP, or required by a change in applicable law, statute, rule or regulation, made any material change in its accounting principles or the methods by which such principles are applied for Tax or financial accounting purposes;

(f)            adopted or materially amended any Company Benefit Plan, entered into any collective bargaining agreement with any labor organization or union, or increased the rate of compensation to any employee in an amount that exceeds five percent (5%) of such employee’s compensation as of the date hereof, in each case, except to the extent required by any Company Benefit Plan or applicable agreement or law;

(g)           entered into or amended the terms of any employment agreement with any director, officer or employee who earns or would reasonably be expected to earn more than $200,000 per year, except to the extent required by any applicable agreement or law;

(h)           disposed of any properties or assets (other than cash and Cash Equivalents) in an amount in excess of $500,000 in the aggregate or acquired or agreed to acquire assets or properties in an amount in excess of $500,000 in the aggregate, in each case except for (i) merchandise, food, beverages and related goods in the ordinary course of business and (ii) sales of assets or personal property (other than amusement rides) no longer required in the business of the Company or its Subsidiaries;

(i)            except as set forth in the Company’s budget for fiscal year 2007, made any capital expenditure or commitments therefor in excess of $500,000 in the aggregate;

(j)            demolished or removed any material existing Improvements, or erected any material new Improvements on the Leased Real Property or any portion thereof;

(k)           (i) materially delayed sales that would be otherwise be expected (based on past practice of the Company and its Subsidiaries) to occur prior to the date hereof, (ii) materially delayed collections of receivables that would be expected (based on past practice of the Company and its Subsidiaries) to be made prior to the date hereof or (iii) materially delayed payment of payables that  would be expected (based on past practice of the Company and its Subsidiaries) to be made prior to July 31, 2007 or the Closing Date;

(l)            merged or consolidated with, purchased substantially all of the assets of, or otherwise acquired any business or any Person;

(m)          entered into, amended or terminated any Material Contract or any Lease, in each case except in the ordinary course of business;

(n)           canceled or forgiven any material debts or claims except in the ordinary course of business; or

(o)           except as otherwise permitted hereby, declared or paid dividends on any of its capital stock except intercompany dividends and distributions;

(p)           become a party to any material litigation affecting the Company or any of its Subsidiaries or entered into any settlement, conciliation or similar agreement involving consideration in excess of $500,000 in the aggregate;

(q)           modified, changed or otherwise altered the fundamental nature of the business of the Company and its Subsidiaries as presently conducted;

(r)            to the Knowledge of the Company, experienced a death or serious injury of any employee or customer at any facility owned or operated by the Company or one of its Subsidiaries or the incurrence of any extraordinary loss in connection with any accident or other occurrence at any such facility (whether or not covered by insurance); or

(s)           entered into any agreement to do any of the foregoing.

2.6.          Tax Matters.  Except as reflected or reserved against in the Financial Statements or as set forth in Schedule 2.3(b) of the Disclosure Letter:

(a)           each material Tax Return required to have been filed by the Company or any of its Subsidiaries has been filed;

(b)           all material Taxes required to be paid by the Company and its Subsidiaries have been paid;

(c)           all material Employment and Withholding Taxes required to be paid or withheld by or on behalf of the Company or any of its Subsidiaries have been paid or properly set aside in accounts for such purpose;

(d)           no written agreement or other document extending the period of assessment or collection of any material Taxes payable by the Company or any of its Subsidiaries is in effect as of the date hereof;

(e)           neither the Company nor any of its Subsidiaries is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return not previously filed;

(f)            as of the date hereof, neither the Company nor any Subsidiary has been notified in writing that it is the subject of any audit, examination or other proceeding in respect of Taxes;

(g)           there is no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries (i) either claimed or raised by any Governmental Entity in writing or (ii) as to the Knowledge of the Company based on personal contact with any agent or employee of any Governmental Entity;

(h)           the Company has delivered or made available to the Purchaser complete copies of all income Tax Returns, Tax elections (including, but not limited to, IRS Forms 8023) examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of its Subsidiaries, in each case that have been prepared, received or agreed by the Company since June 1, 2006;

(i)            neither the Company nor any of its Subsidiaries are a party to any Tax allocation or sharing agreement, except for agreements solely between the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated or combined Tax Return (other than a group the common parent of which is the Company) since June 1, 2006 or (ii) has any liability for any Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise;

(j)            neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) ”closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date;

(k)           neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361, in each case since June 1, 2006;

(l)            the Company and Palace Entertainment, Inc. made a timely election under Code Section 338(h)(10) (and any similar or corresponding elections generally providing for treatment similar to a Section 338(h)(10) election under state or local law), which election has not been rescinded or revoked, with regard to each entity treated as a corporation for U.S. federal income tax purposes that was directly or indirectly owned by Palace Entertainment, Inc. immediately prior to the Company’s acquisition of Festival Fun Parks, LLC on April 12, 2006 including, but not limited to, the following subsidiaries: Splish Splash at Adventureland, ,Inc., Smartparks - Carolina, Inc., Smartparks - Florida, Inc., Smartparks - Silver Springs, Inc., Smartparks - Riverside, Inc., Smartparks - San Dimas, Inc., Smartparks - San Jose, Inc., Raging Waters Group, Inc., and Wet ‘N Wild Nevada, Inc.;

(m)          neither the Company nor any of its Subsidiaries are a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) since June 1, 2006;

(n)           none of the assets of the Company or any of its Subsidiaries are (i) tax exempt use property under Section 168(h) of the Code, (ii) tax exempt bond financed property under Section 168(g) of the Code, (iii) limited use property under IRS Revenue Procedure 2001-28, or (iv) treated as owned by any other Person under Section 168 of the Code;

(o)           no consent under Section 341(f) has been filed with respect to the Company or any of its Subsidiaries; and

(p)           none of the Company nor any Subsidiary has changed or applied for any change in any method of accounting for U.S. federal income tax purposes.

2.7.          Litigation.  There is no judicial or administrative action, claim, suit, proceeding or investigation pending to which the Company or any or its Subsidiaries is a party, nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, before any Governmental Entity, that (a) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) questions the validity of this Agreement or any action taken or to be taken by the Company or any of its Subsidiaries in connection herewith.  Neither the Company nor any of its Subsidiaries is subject to any Order that materially restricts the operation of the business of the Company or any of its Subsidiaries or that seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

2.8.          Compliance with Laws; Permits.

(a)           The business of the Company and its Subsidiaries has been conducted at all material times in accordance with applicable laws.  None of the Company or any of its Subsidiaries has received any written notice of any material violation of any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to it or to any of its properties.

(b)           All of the material licenses, permits and other governmental authorizations necessary to conduct the business of the Company and its Subsidiaries as presently conducted (collectively, the “Permits”) have been duly obtained, are held by the Company or its Subsidiaries and are in full force and effect, except in each case where such a failure would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  No event has occurred or other fact exists with respect to the Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Permits or would result in any other material impairment of the rights of the holder of any of the Permits.

(c)           This Section 2.8 does not relate to tax matters, employee benefits matters or environmental matters, which are provided for in Sections 2.6, 2.9 and 2.15, respectively.

2.9.          Employee Benefits.

(a)           Schedule 2.9(a)(i) of the Disclosure Letter contains a complete and accurate list of each material Plan that is maintained or established by the Company or any of its Subsidiaries and under which any current or former officer, director or employee of the Company or any of its Subsidiaries, or any ERISA Affiliate, or the beneficiaries or dependents of any such person, is or will become eligible to participate or derive a benefit (“Company Benefit Plans”).  Schedule 2.9(a)(ii) of the Disclosure Letter sets forth all written employment, severance and retention agreements other than any such agreement (x) that, by its terms, may be terminated or canceled by the Company or any Subsidiary with notice of not more than the greater of 120 days and the period of notice required under applicable law, in each case without penalty and (y) providing for the payment of annual salary and bonus or severance payments less than $200,000 in any one case (“Company Employment Agreements”).

(b)           Each Company Benefit Plan has been operated and administered in material compliance with its terms and with applicable law.  All contributions, premiums and other payments required to have been made by the Company and its Subsidiaries under any Company Benefit Plan have been made by the due date therefor (including any extensions).  There is no pending or, to the Knowledge of the Company, threatened material legal action, arbitration, administrative or governmental proceeding or investigation, suit or claim relating to the Company Benefit Plans (other than routine claims for benefits).  The Company and its Subsidiaries have not engaged in any transaction with respect to any Company Benefit Plan that, assuming the expiration of the taxable period in which such transaction has occurred, would reasonably be expected to subject the Company and its Subsidiaries to a material tax or penalty imposed by either section 4975 of the Code or section 502(i) of ERISA.  Neither the Company nor any of its Subsidiaries is in material breach of any Company Employment Agreement.

(c)           Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status.

(d)           Neither the Company nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.  No Company Benefit Plan is, or within the past three years has been, a “multiemployer plan” as defined in Section 3(37) of ERISA or “multiple employer plan” under Section 4063 of ERISA.

(e)           Neither the execution of this Agreement nor the performance of the obligations hereunder by the Company or its Subsidiaries shall by itself require a payment, or cause the accelerated vesting of a right to a payment, under any Company Benefit Plan or under any Company Employment Agreement.  The consummation of the transactions contemplated hereby (either alone or in combination with any other event or events) will not give rise to any payment (or accelerated vesting of any amounts or benefits) that will be an “excess parachute payment”, as defined in Section 280G of the Code.

(f)            Neither the Company nor its Subsidiaries or any ERISA Affiliate has incurred any material liability under Title I or Title IV of ERISA for which the Company or its Subsidiaries could reasonably be expected to be liable, and to the Knowledge of the Company, no condition exists that would subject the Company and its Subsidiaries, either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, Lien, or other liability imposed by ERISA or the Code.

(g)           No Company Benefit Plan that is a “welfare benefit plan”, as defined in section 3(1) of  ERISA, provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by law.

(h)           On and after the Closing, no Company Benefit Plan maintained by the Company, the Purchaser or any Subsidiary shall cover or otherwise benefit any individuals other than current or former employees of the Company and its Subsidiaries (and their dependents and beneficiaries).

(i)            All Company Benefit Plans which provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Company Benefit Plan could not result in any uninsured liability to the Company, any Subsidiary or Purchaser.

(j)            With respect to each Company Benefit Plan, the Company has made available to the Purchaser true and complete copies of the following documents, to the extent applicable:  (i) the most recent Plan document and all amendments thereto; (ii) the most recent trust instrument and insurance contracts; (iii) the most recent Form 5500 filed with the IRS; (iv) the most recent summary plan description; and (v) the most recent determination letter issued by the IRS.  The Company has made available to the Purchaser true and complete copies of the Company Employment Agreements.

2.10.        Labor Matters.

(a)           No labor strike, material labor dispute, or concerted work stoppage is currently pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any of its Subsidiaries.  The Company and its Subsidiaries are in material compliance with all applicable labor laws in connection with the employment of its employees.  The Company is neither party to nor bound by any Contract or other agreement with any labor union representing its employees or collective bargaining agreement and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees.

(b)           There are no material claims, claims of unlawful harassment or discrimination, or complaints of unlawful harassment or discrimination pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees.  There are no material unfair labor practice complaints, grievances or arbitration proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  As of the date hereof, the Company and the Subsidiaries are in material compliance with the requirements of Worker Adjustment and Retraining Notification Act and any similar state or local law in the United States of America and have no material liabilities thereunder that remain unsatisfied.

2.11.        Real Property; Tangible Property.

(a)           Neither the Company nor any of its Subsidiaries own any material items of real property.  Schedule 2.11(a) of the Disclosure Letter lists all real property leased by the Company or its Subsidiaries (the “Leased Real Property”), as well as a complete and correct list of all real property leases relating to the Leased Real Property to which the Company or any of its Subsidiaries is a party or is bound (together with any amendments, modifications, supplements, renewals, extensions and guarantees related thereto listed on Schedule 2.11(a) of the Disclosure Letter, the “Leases”) including the parties to such lease, any amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the expiration date of such lease and any consents, approvals or other documents necessary or required such that each lease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease as of the Closing Date.  The Company and its Subsidiaries have valid leasehold interests in the Leased Real Property listed on Schedule 2.11(a) of the Disclosure Letter, free and clear of all Liens except for Permitted Liens.  Each of the Leases is in full force and effect and is enforceable in accordance with its terms.  None of the Company or any of its Subsidiaries is in material breach or default under any Lease nor, to the Knowledge of the Company, is any lessor of Leased Real Property in material breach or default thereunder.

(b)           The Leased Real Property, together with easements appurtenant thereto, include all of the material real property used or held for use in connection with or otherwise required to carry on the business of the Company and its Subsidiaries as currently conducted.

(c)           The Company or its Subsidiaries, as applicable, has such rights of ingress and egress with respect to such Leased Real Property, buildings, structures, facilities, fixtures and other improvements as are required to conduct the applicable portions of their respective business as currently conducted in a safe, efficient and lawful manner in all material respects and consistent with past practice.

(d)           The Company has made available to the Purchaser correct and complete copies of the Leases.  Each of the Leases (including any option to purchase contained therein) is in full force and effect and, to the Knowledge of the Company, is enforceable against the landlord which is party thereto in accordance with its terms, and there exists no material default or event of default (or any event that with notice or lapse of time or both would become an event of default) on the part of the Company or any of its Subsidiaries under any Leases.

(e)           The Improvements are adequate for the purposes for which they are presently being used in all material respects.

(f)            To the Knowledge of the Company, all consents, licenses, rights or other permissions necessary to permit the lawful use and operation of the Leased Real Property for the purposes for which they are presently being used, or of any improvements on any of the Leased Real Property or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Leased Real Property have been obtained and are in full force and effect, the absence of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use and operation of the Leased Real Property for the purposes for which they are presently being used or for which they are presently contemplated by the Company to be used.

(g)           The Company and its Subsidiaries have legal and beneficial ownership of, or a valid leasehold interest in, all of their respective material tangible personal property and assets included in the Audited Financial Statements (except for properties and assets disposed of in the ordinary course of business since the date thereof), in each case free and clear of all Liens other than Permitted Liens.  The Company and its Subsidiaries own or have the right to use all of the material properties and assets necessary for the conduct of their business as currently conducted.  Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose for which it is currently used, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.12.        Intellectual Property.

(a)           Schedule 2.12(a) of the Disclosure Letter lists all trademark and service mark registrations, trademark and service mark applications, material unregistered trademarks and service marks, Internet domain names, registered copyrights, material unregistered copyrights, patents and patent applications that, as of the date hereof, are owned by the Company or any of its Subsidiaries (“Owned Intellectual Property”) and sets forth for each of the foregoing, the jurisdiction of registration or application, the registration or application number and the date of registration or application, to the extent applicable.  The Company or one of its Subsidiaries is the sole and exclusive owner of all such Owned Intellectual Property, free and clear of all Liens except for Permitted Liens.

(b)           The Company and its Subsidiaries have used commercially reasonable efforts to protect and maintain in force the Owned Intellectual Property and to protect the confidentiality of trade secrets used in the operation of the business.  Except for infringements, claims, demands, proceedings and defects in rights that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (i) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated the Owned Intellectual Property or any material trade secrets owned by the Company or its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person, (iii) there is no claim or demand of any Person pertaining to, or any proceeding that is pending or, to the Knowledge of the Company, threatened, that challenges the rights of the Company or any of its Subsidiaries (x) in or to the Owned Intellectual Property or any material trade secrets owned by the Company or its Subsidiaries or (y) to use any Intellectual Property that is material to the operation of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated by the Company to be conducted and (iv) to the Knowledge of the Company, the use of the Owned Intellectual Property by the Company and its Subsidiaries, as currently used and as currently contemplated by the Company to be used, does not and will not infringe on the Intellectual Property rights of any Person.

(c)           Schedule 2.12(c) of the Disclosure Letter lists, as of the date hereof, all material written licenses to Intellectual Property or trade secrets (other than licenses for generally available commercial software) to which the Company or any of its Subsidiaries is a party, pursuant to which (i) the Company or such Subsidiary permits any Person to use any of the Owned Intellectual Property or any trade secrets owned by the Company or such Subsidiary, or (ii) any Person permits the Company or such Subsidiary to use any material Intellectual Property or trade secrets not owned by the Company or such Subsidiary (collectively, the “Licenses”).  The Company has made available to the Purchaser true, correct and complete copies of all of the Licenses.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in material breach or default under any License, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default thereunder.  Each License is in full force and effect as to the Company or its Subsidiary party thereto and, to the Knowledge of the Company, as to each other party thereto.  The Owned Intellectual Property and the Licenses represent all Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted.

2.13.        Contracts.

(a)           As of the date hereof, except for this Agreement and for Contracts filed as exhibits to the Specified SEC Reports, none of the Company or any of its Subsidiaries is a party  to or is bound by any Contract: (i) that is required by its terms, or that is currently expected, to result in the payment or receipt by the Company and its Subsidiaries of more than $500,000 in the aggregate over its remaining term; (ii) entered into by the Company or any of its Subsidiaries with an officer or director of the Company or any Subsidiary of the Company; (iii) that restricts the Company or any of its Subsidiaries from engaging in any business activity anywhere in the world; (iv) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (v) containing covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the transactions contemplated by this Agreement, could materially restrict the ability of the Company) to compete in any business or with any person or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be canceled without penalty by the Company or any of its Subsidiaries upon notice of 90 days or less; (vi) with respect to a material joint venture or material partnership agreement (excluding information technology Contracts); or (vii) that would prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement.  Each such Contract described in clauses (i) through (vii) is referred to herein as a “Material Contract.”

(b)           The Company has made available to the Purchaser true, correct and complete copies of each Material Contract.  Each Material Contract is, and after giving effect to the transactions contemplated by this Agreement will be, legal, valid, enforceable and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its terms. There is no material breach or default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no party has repudiated any material provision of any Material Contract.

2.14.        Insurance.  Schedule 2.14 of the Disclosure Letter lists all of the material policies of insurance currently maintained by the Company.  Each such policy is in full force and effect.  All policy premiums due and payable and with respect to all periods specified in Schedule 2.14 of the Disclosure Letter have either been paid or adequate provisions for the payment by the Company thereof have been made.  The Company has not received any written notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies.  There are no material claims by the Company under any of such policies relating to the business, assets or properties of the Company as to which any insurance company is denying liability or defending under a reservation of rights or similar clause other than a general reservation of rights.  Neither the Company nor any of its Subsidiaries is in material breach or default with respect to its obligations under any such Policy.

2.15.        Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect:

(a)           the Company and its Subsidiaries are in compliance with all applicable Environmental Laws;

(b)           the Company and its Subsidiaries have obtained, and are in compliance with, all consents, registrations, permits, licenses and governmental authorizations required under applicable Environmental Laws necessary for its operations as currently conducted;

(c)           no material Environmental Claims are pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, and there have been no Releases of any Hazardous Substance, including Releases resulting in exposure of any person to any Hazardous Substance, that could reasonably be expected to result in any material Environmental Claim against the Company or any Company Subsidiary;

(d)           neither the Company nor any of its Subsidiaries has received from any Governmental Entity any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with applicable Environmental Laws, other than matters that have been resolved or that are no longer outstanding;

(e)           no judicial proceeding or governmental or administrative action is pending under any applicable Environmental Law pursuant to which the Company or any of its Subsidiaries is named as a party;

(f)            neither the Company nor any of its Subsidiaries has entered into any agreement with any Person (including any Governmental Entity) pursuant to which the Company or any of its Subsidiaries has any continuing obligations with respect to the remediation of any condition resulting from the Release or threatened Release of Hazardous Substances;

(g)           to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for disposal or treatment of, or arranged with a transporter for transport for disposal or treatment of, transported, handled, exposed any person to, or released any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance), so as to give rise to any current or future material liability, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any Environmental Laws;

(h)           to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability with respect to the presence or alleged presence of asbestos or other Hazardous Substance in any product or item or at or upon any property or facility;

(i)            to the Knowledge of the Company, no Environmental Law restricts the ownership, occupancy, use, or transferability of the Leased Real Property; and

(j)            true and correct copies of all material written reports, audits and assessments, and any other material environmental documents, in the possession or control of the Company or any of its Subsidiaries, with respect to environmental conditions in or on any current or former real property owned by the Company or any of its Subsidiaries or to compliance with Environmental Laws have been provided to Purchaser by the Company.

Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, environmental matters shall be governed exclusively by this Section 2.15.

2.16.        Affiliate Transactions.  Neither the Company nor any of its Subsidiaries is a party to any agreement with any Affiliate or any stockholder of the Company.  As of the Closing Date, all agreements set forth in Schedule 2.16 of the Disclosure Letter will have been terminated, except as otherwise described therein.  To the Knowledge of the Company, no director or executive officer of the Seller or the Company and no Affiliate thereof (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property or the use of which is necessary for its business as currently conducted or as currently contemplated by the Company to be conducted or (ii) owes any amount to the Company or any of its Subsidiaries.

2.17.        Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company in such manner as to give rise to any valid claim against the Purchaser or the Company for any brokerage or finder’s commission, fee or similar compensation.

2.18.        Accounts, Safe Deposit Boxes and Powers of Attorney.  The Company has provided to the Purchaser (i) a list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and each of its Subsidiaries and those Persons authorized to sign thereon and (ii) a list of all powers of attorney granted by the Company and each of its Subsidiaries that will remain in effect after the Closing.

2.19.        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article II, the Purchaser acknowledges that (i) neither the Seller nor the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to the Purchaser in connection with this Agreement or the transactions contemplated hereby and (ii) neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Purchaser in certain “data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

3.1.          Organization.  The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and has full power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  The Seller is duly qualified to do business and in good standing as a foreign limited liability company in all jurisdictions in which the failure to be so qualified would have a Seller Material Adverse Effect.

3.2.          Authorization, etc.  The Seller has full power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is or will be a party has been duly authorized by the board of directors or comparable governing body of the Seller, which constitutes all requisite authorization on the part of the Seller for such action.  This Agreement has been duly executed and delivered by the Seller, and when executed and delivered by the Seller each of the Ancillary Agreements to which the Seller is or will be a party will be duly executed and delivered by the Seller.  Assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes, and when executed each of the Ancillary Agreements will constitute, the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3.          No Conflicts; Consents.

(a)           The execution and delivery of this Agreement by the Seller and the performance of its obligations hereunder (i) do not conflict with the Organizational Documents of the Seller, (ii) subject to obtaining the Consents referred to in Section 3.3(b), do not conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any Contract to which the Seller is a party or by which it or its properties or assets are bound or result in the creation or imposition of any Liens, or (iii) violate any law applicable to the Seller or any of its Affiliates, except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Seller to perform its obligations hereunder.

(b)           Except as required under the HSR Act, no Consent is required to be obtained by the Seller in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or to materially prevent, hinder or delay the consummation of the transactions provided for in this Agreement.

3.4.          Litigation.  There is no judicial or administrative action, claim, suit, proceeding or investigation pending or, to the knowledge of the Seller, threatened against the Seller, that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith.  The Seller is not subject to any Order that materially restricts the operation of the business of the Seller, the Company its Subsidiaries or that seeks to materially prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

3.5.          Title to Common Stock.  The Seller owns beneficially and of record all of the issued and outstanding Common Stock, free and clear of any liens, claims, charges, rights, encumbrances, security interests, options, warrants or other agreements of any kind outstanding, and there are no agreements of any kind or nature with respect to such Common Stock which could effect the rights of the Purchaser hereunder or cause any third party to enjoin or otherwise prohibit the transactions contemplated by this Agreement.  Upon delivery of the certificate or certificates in respect of the Common Stock to the Purchaser in accordance with the terms of this Agreement, the Purchaser will receive good and valid title to the Common Stock, free and clear of any Liens, claims, charges, rights, encumbrances, security interests, options, warrants or other agreements of any kind outstanding.  Other than this Agreement and the limited liability company agreement of the Seller as in effect on the date hereof, the Common Stock is not subject to any Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Common Stock.  Other than the Common Stock, the Seller has no other Capital Stock of, or other ownership interests in, or rights to acquire Capital Stock of, the Company or any of its Subsidiaries.  Immediately after the Closing, the Seller will not be a party to or bound by and will not have any options, calls, Contracts or rights of any character (including conversion or preemptive rights) relating to any issued or unissued Capital Stock in the Company or any of its Subsidiaries or any Capital Stock issued or to be issued by the Company or any of its Subsidiaries, or any other debt or equity security issued or to be issued by the Company or any of its Subsidiaries, including any agreement, instrument or understanding, or order or decree with respect to the voting of, or that would restrict the transfer by the Seller of, the Common Stock pursuant to this Agreement.

3.6.          No Continuing Obligation.  From and after the Closing, neither the Company nor any Subsidiary of the Company shall have any liability or obligation to the Seller or any of its Affiliates with respect to any management fee or expense reimbursement, except as specifically contemplated by this Agreement.

3.7.          Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Seller in such manner as to give rise to any valid claim against the Purchaser or the Company for any brokerage or finder’s commission, fee or similar compensation.

3.8.          Partnership; Non-Foreign Status.  The Seller is (i) classified as a “partnership” for U.S. federal income tax purposes (and not a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3)) and (ii) not a “foreign person” (within the meaning of Treasury Regulation Section 1.1445-2).

3.9.          No Knowledge of Material Misrepresentations or Omissions.  The Seller has no knowledge that any of the representations and warranties of the Company in this Agreement are not true and correct in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE PURCHASER

Except as set forth in the disclosure letter delivered to the Company on the date hereof (the “Purchaser’s Disclosure Letter”), the Purchaser represents and warrants to the Seller as follows:

4.1.          Corporate Status.  The Purchaser is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  The Purchaser is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the failure to be so qualified would have a Purchaser Material Adverse Effect.

4.2.          Authorization, etc.  The Purchaser has full power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which it is or will be a party has been duly authorized by the board of directors or comparable governing body of the Purchaser, which constitutes all requisite corporate authorization on the part of the Purchaser for such action.  This Agreement has been duly executed and delivered by the Purchaser, and when executed and delivered by the Purchaser each of the Ancillary Agreements to which the Purchaser is or will be a party will be duly executed and delivered by the Purchaser.  Assuming due authorization, execution and delivery by the Seller and the Company, this Agreement constitutes, and when executed each of the Ancillary Agreements will constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.3.          No Conflicts; Consents.

(a)           The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder (i) do not conflict with the Organizational Documents of the Purchaser, (ii) subject to obtaining the Consents referred to in Section 4.3(b), do not conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any Contract to which the Purchaser is a party or by which it or its properties or assets are bound or result in the creation or imposition of any Liens, or (iii) violate any law applicable to the Purchaser or any of its Affiliates, except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Purchaser to perform its obligations hereunder.

(b)           Except as required under the HSR Act, no Consent is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

4.4.          Litigation.  There is no judicial or administrative action, claim, suit, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that questions the validity of this Agreement or any action taken or to be taken by the Purchaser in connection herewith.  The Purchaser is not subject to any Order that in any way restricts the operation of the business of the Purchaser or that seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

4.5.          Financial Ability to Perform.  The Purchaser has currently available cash funds or available borrowing capacity under existing or contemplated credit facilities in the aggregate sufficient for it to perform its respective obligations hereunder, have obtained the debt and equity financing commitments attached to Schedule 4.5 of the Purchaser’s Disclosure Letter (the “Financing Facilities”), and such Financing Facilities are in full force and effect as of the date of this Agreement.  By their terms, the Financing Facilities are sufficient to fund the transactions contemplated by this Agreement in order to consummate such transactions on the Closing Date in a timely basis.

4.6.          Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Purchaser, the Seller or the Company for any brokerage or finder’s commission, fee or similar compensation.

ARTICLE V

COVENANTS

5.1.          Conduct of the Company and its Subsidiaries.  Except as set forth in Schedule 5.1 of the Disclosure Letter, from the date hereof to the Closing, except (i) for entering into this Agreement, (ii) for performance of its obligations hereunder, (iii) as contemplated by this Agreement or the Company’s budgets heretofore made available to the Purchaser, (iv) to the extent required by applicable law, statute, rule or regulation or (v) as otherwise consented to by the Purchaser in writing, the Company shall conduct its business in the ordinary course in substantially the same manner in which it has been conducted during the twelve (12) months preceding the date hereof (including advertising, marketing, promotions and pricing), shall use commercially reasonable efforts to preserve intact its assets and current business organization and its relationships with customers, suppliers, brokers, agents and others with whom it has business dealings and shall not take any action that would have caused a breach of Section 2.5 (without regard to Schedule 2.5 of the Disclosure Letter)  had it been taken prior to the date hereof.

5.2.          Satisfaction of Closing Conditions.

(a)           Subject to the terms and conditions of this Agreement, each of the Seller, the Purchaser and the Company shall use its commercially reasonable efforts to cause the Closing to occur on the Closing Date; provided that neither the Seller, the Company nor any of their respective Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or other proceeding or offer or grant any material accommodation (financial or otherwise) to any Person.

(b)           On the terms and subject to the conditions in this Agreement, each of the Seller and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all reasonable actions to cause the conditions set forth in Section 6.1 and Section 6.2 to be satisfied, and the Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all reasonable actions to cause the conditions set forth in Section 6.1 and Section 6.3 to be satisfied. Without limiting the foregoing, upon the terms and subject to the conditions of this Agreement, (a) the Company shall give or cause to be given any notices to third parties required to be given pursuant to any Material Contract or Lease to which it is a party as a result of this Agreement or any of the transactions contemplated hereby, and (b) the parties will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Entities or any other Person required to consummate the transactions contemplated hereby and by the Ancillary Agreements (including, without limitation, those described in this Section 5.2), (ii) provide such other information and communications to such Governmental Entities or other Persons as such Governmental Entities or other Persons may reasonably request, and (iii) cooperate with each other as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Entities or other Persons required to consummate the transactions contemplated hereby and by the Ancillary Agreements. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.  Nothing contained in this Agreement shall require the Company or the Seller to pay any consideration other than nominal filing, application or similar fees to Governmental Entities or other Persons from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested, or take or fail to take any actions that would result in a material adverse change in the benefits to any such Person of this Agreement or the other transactions contemplated hereby.  In the event that the Company shall fail to obtain any third party consent, waiver or approval described in this Section 5.2, the Seller shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the Purchaser, to minimize any adverse effect upon the Purchaser, its Subsidiaries, or the Company and their respective businesses resulting (or which could reasonably be expected to result after the Closing Date) from the failure to obtain such consent, waiver or approval; provided that no party hereto shall be required to make payments to any third parties to induce their consent, waiver or approval.

(c)           Each of the Purchaser and the Company shall file as promptly as reasonably practicable with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), in each case pursuant to the HSR Act:  (i) the notification and report form, if any, required for the transactions contemplated hereby, which form shall be filed not later than five Business Days following the execution and delivery of this Agreement, and (ii) any supplemental information requested in connection therewith, which information shall be filed not later than five Business Days following the request therefor during the initial waiting period.  Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.  Each of the Purchaser and the Company shall comply as promptly as practicable with any other laws of any country or the European Union that are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval or authorization of, or filing with, any Governmental Entity or any other Person in connection with such transactions is necessary.

(d)           The Purchaser and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing that is necessary under the HSR Act or any other law.  The Purchaser and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entity and shall comply promptly with any such inquiry or request.  Subject to Section 5.2(a), each of the Purchaser and the Company shall use its commercially reasonable efforts to obtain any clearance required under the HSR Act or any other consent, approval or authorization of any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement.  Nothing in this Agreement shall require the Purchaser or any of its Affiliates to agree to hold separate or divest any business or assets of the Company and its Subsidiaries or of the Purchaser or any of its Affiliates.

5.3.          Access and Information.

(a)           Prior to the Closing, and subject to the restrictions set forth in the Confidentiality Agreement, the Company and each of its Subsidiaries shall permit the Purchaser and its representatives after the date of execution of this Agreement to have reasonable access, at reasonable times as coordinated by the Seller or the Company, to the properties, books and records of the Company and its Subsidiaries, other than any personnel information protected by applicable privacy laws, and shall furnish such information and documents in its possession relating to the Company and its Subsidiaries as the Purchaser may reasonably request.  All information provided or obtained pursuant to the foregoing shall be held by the Purchaser in accordance with and subject to the terms of the Confidentiality Agreement.

(b)           Following the Closing, the Purchaser, the Company and each Subsidiary of the Company will afford promptly to the Seller and its representatives and agents reasonable access to the properties, books, records, employees and auditors of the Company and its Subsidiaries to the extent necessary to permit such Persons to determine any matter relating to the respective rights and obligations of the Seller’s equityholders hereunder or to any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by such Persons may not unreasonably interfere with the conduct of the business of the Purchaser, the Company or the Company’s Subsidiaries.

5.4.          Resignations.  On the Closing Date, the Company shall cause to be delivered to the Purchaser duly signed resignations, effective immediately upon the Closing, of all directors from their positions as directors of the Company; provided that no such resignation by any individual shall be a resignation from employment with the Company or any of its Subsidiaries if such individual is so employed.

5.5.          Contact with Customers, Suppliers, etc.  From the date of execution of this Agreement, the Purchaser (and all of the agents and Affiliates thereof and any employees, directors and officers thereof) shall contact and communicate with the employees, consultants, customers, suppliers or other Persons having a business relationship with the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of the Company, or the Seller, which consent may be conditioned upon an officer of the Company being present at any such meeting or conference.

5.6.          Publicity.  Except as required by applicable law, the Purchaser shall not, directly or indirectly, make or cause to be made any public announcement or issue any notice in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Company or the Seller, and neither the Company nor the Seller shall, directly or indirectly, make or cause to be made any such public announcement or issue any notice without the prior written consent of the Purchaser.  Neither the Seller nor the Company, nor any of their Affiliates, shall directly or indirectly communicate with the holders of the Senior Notes regarding this Agreement or the transactions contemplated in this Agreement, without the prior written consent of the Purchaser; provided that the foregoing shall not prohibit such communications to the extent necessary to provide (i) the minimum amount of information required under applicable law, (ii) the minimum amount of information required under the Indenture or (iii) information previously made available in public announcements.  The Company, the Seller and the Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

5.7.          Indemnification of Directors and Officers.

(a)           From and after the Closing Date, the Purchaser shall, and shall cause the Company and its Subsidiaries to, to the fullest extent permitted under applicable law and their respective Organizational Documents as in effect on the date hereof, maintain their existing indemnification provisions with respect to, and indemnify and hold harmless, each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any and all costs or expenses (including travel expenses and reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in defense or settlement or otherwise in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any facts or events existing or occurring at or prior to the Closing Date for a period of six years after the Closing Date; provided that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.  The Purchaser shall, or shall cause the Company to, advance expenses to an Indemnified Party, as incurred, to the fullest extent permitted under applicable law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is determined by a court of competent jurisdiction in a final non-appealable order or decree that such Indemnified Party is not entitled to indemnification.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Indemnified Parties shall promptly notify the Purchaser and the Company thereof, (ii) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be subject to the consent of the Purchaser and the Company (which consent shall not be unreasonably withheld), (iii) neither of the Purchaser and the Company shall be obligated to pay for more than one firm of counsel for all Indemnified Parties, except to the extent that (x) an Indemnified Party has been advised by counsel that there are conflicting interests between it and any other Indemnified Party or (y) local counsel, in addition to such other counsel, is required to effectively defend against such action or proceedings, and (iv) neither of the Purchaser and the Company shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).  Neither of the Purchaser and the Company shall have any obligation hereunder to any Indemnified Party when and if it shall be determined by a court of competent jurisdiction in a final non-appealable order or decree that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(b)           For a period of six years after the Closing Date, the Purchaser shall, or shall cause the Company to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from or related to facts or events that occurred at or before the Closing Date; provided, however, that neither the Purchaser nor the Company shall be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the “Maximum Premium”).  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Purchaser shall, or shall cause the Company to, maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium; provided, further, if such insurance coverage cannot be obtained at all, the Purchaser shall, or shall cause the Company to, purchase all available extended policy periods with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this Section 5.8(b), does not exceed the Maximum Premium.  The Company represents to the Purchaser that the annual premiums paid as of the date hereof are $167,250.  The Purchaser agrees, and will cause the Company not to, take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 5.8.

(c)           If the Purchaser or the Company or any of their successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of the Purchaser or the Company shall assume all of the obligations set forth in this Section 5.8.

(d)           This Section 5.8 is for the benefit of, and can be enforced by, each of the Indemnified Parties.

5.8.          Assumed Indebtedness.  The Purchaser hereby acknowledges that (i) the Senior Notes will remain outstanding following the consummation of the transactions contemplated by this Agreement and (ii) pursuant to the Indenture, following a Change of Control (as defined in the Indenture), the Company is obligated to deliver a notice to each holder of Senior Notes indicating, among other things, that the Company has experienced a Change of Control and that each such holder has the right to require the Company to purchase such holder’s Senior Notes, in each case on the terms set forth in the Indenture.

5.9.          Tax Matters.  None of the Company or any of its Subsidiaries shall (i) change (or permit to be changed) any material accounting or Tax method, procedure or practice (including any method of accounting for U.S. federal, state or local Tax purposes), (ii) make or permit to be made any material Tax election, (iii) settle or compromise any material Tax liability, (iv) surrender any right to claim a refund of Taxes, or (v) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.  The Seller shall consult with the Purchaser in good faith with respect to the Company’s U.S. federal income tax return for its taxable year ended December 31, 2006 (the “2006 Tax Return”) prior to filing such Tax Return, and the 2006 Tax Return that is actually filed by the Company with the IRS shall not differ from the draft 2006 Tax Return previously provided by the Company to the Purchaser, to the extent that such difference results in increased or decreased U.S. federal income tax liability of the Company that is materially adverse to the Purchaser (unless the Purchaser provides its prior written consent (not to be unreasonably withheld or delayed)).  Notwithstanding the foregoing, the Purchaser’s consent shall not be required for any changes to the draft 2006 Tax Return that are suggested by Deloitte & Touche LLP, to the extent such changes are required under applicable Tax law or accounting principles.  The Company shall file the 2006 Tax Return on or prior to the due date thereof (including valid extensions).

5.10.        Exclusivity.  Each of the Seller and the Company shall, and each shall cause its representatives to, immediately cease any existing discussions or negotiations, if any, with any Person (other than the Purchaser or its representatives) conducted heretofore with respect to the transactions contemplated hereby and any recapitalization of the Company’s equity securities or indebtedness. From and after the date of this Agreement until the earlier of (a) the Closing or (b) the termination of this Agreement, each of the Seller and the Company shall not, and each shall not permit any representative or Affiliate thereof to, directly or indirectly:  (i) enter into any written or oral agreement or understanding with any Person (other than the Purchaser or its Affiliates) regarding Another Transaction or the abandonment or termination of the transactions contemplated hereby; (ii) enter into, negotiate, explore, or otherwise engage in substantive discussions with any Person (other than the Purchaser or its Affiliates) regarding the possibility of Another Transaction; (iii) submit, solicit, initiate, encourage, participate in, or facilitate any proposal or offer (other than a proposal or offer of the Purchaser or its Affiliates) regarding Another Transaction; or (iv) other than would result in a breach of the first sentence of this Section 5.10, except for Persons who have an existing legal or contractual right thereto (such as officers, directors or board observers of the Company or the Seller), provide any non-public financial or other proprietary information (including this Agreement and any other materials containing the Purchaser’s acquisition proposal and any other financial information, projections or proposals regarding the Company) to any Person whom the Company knows, or has reason to believe, would have any interest in participating in Another Transaction.

5.11.        Existence; Change of Name.  On the Closing Date, the Seller shall cause an amendment to be filed to its certificate of formation with the Secretary of State of the State of Delaware changing its name in such a way as to avoid confusion that might arise from the Purchaser’s and the Company’s future use of the Palace name and that is reasonably acceptable to the Purchaser.

5.12.        Financing.

(a)           The Company and the Seller shall use their reasonable best efforts to assist the Purchaser in preparing other information relating to the Company required to be included in any bank information memorandum, offering memorandum or other similar document and shall provide all cooperation reasonably requested by the Purchaser on reasonable notice in connection with the arrangement of the Purchaser’s financing of the Purchase Price.  Without limiting the generality of the foregoing, Seller and the Company shall make the management of the Company reasonably available to participate in “roadshow” and other presentations to prospective arrangers and providers of financing and to assist in the preparation of those presentations; provided that such activities shall not interfere in any way with the management of the business in the ordinary course.

(b)           For the avoidance of doubt, all expenses with respect to the Purchaser’s financing that arise from (x) the Purchaser’s engagement of a third party or (y) the engagement of a third party by the Company at the request of Purchaser (including any expenses arising from undertakings of Deloitte & Touche LLP that are taken specifically to facilitate the Purchaser’s financing and are not otherwise being performed at the request of the Company as part of an ongoing engagement) shall be borne by the Purchaser or, if applicable, reimbursed to the Seller or the Company and its Subsidiaries.

5.13.        Liquor Licenses.  During the period between the date of this Agreement and the Closing Date, the Seller and the Company shall use commercially reasonable efforts to preserve or to otherwise assist the Purchaser in obtaining those authorizations, consents, and approvals required to allow the properties currently operating with a liquor license (each, a “Liquor License”) prior to the Closing to retain such Liquor License in full force and effect immediately following the Closing.

5.14.        Confidential Information.  From and after the Closing, the Seller shall, and shall cause each of its Affiliates to, treat as confidential and safeguard, any and all confidential information of the Company and its Subsidiaries, in each case by employing the same degree of care in protecting the confidentiality of the confidential information as it takes in protecting its own proprietary and confidential information.

5.15.        Non-Solicitation.  From the Closing and for two years thereafter, the Seller will not, and will cause its Affiliates not to, directly or indirectly solicit or encourage any person who is (or was at the date of this Agreement or thereafter) an employee of the Company or any of its Subsidiaries (or any of their respective successors) to terminate their employment.  From the Closing and for four months thereafter, the Seller will not, and will cause its Affiliates not to, employ or contract or offer to employ or contract any person who is (or was at the date of this Agreement or thereafter) an employee of the Company or any of its Subsidiaries (or any of their respective successors).

5.16.        Lease Renewal.  During the period between the date of this Agreement and the Closing Date, the Company shall use its commercially reasonable efforts to renew the Commercial Lease dated June 1, 2004, between Festival Fun Parks, LLC and Northpark Crossing LP, as amended, on substantially the same terms and conditions as are set forth in that Commercial Lease, as amended.

5.17.        Rollover.  At the Purchaser’s option and in its sole discretion, the Purchaser may allow one or more members of the Company’s management to roll over their investment in the Seller into the equity of an Affiliate of the Purchaser and, in such a case, the Purchaser will use commercially reasonable efforts to (i) structure such rollover in a tax-efficient manner and (ii) provide such members of management with a tax efficient structure (e.g., absence of phantom income and adverse tax consequences associated with a direct or indirect investment in a passive foreign investment company (within the meaning of Code Section 1297), except to the extent a qualified electing fund election (within the meaning of Code Section 1295) is available) for holding their continuing investment; provided that, with respect to the foregoing clauses, such structure does not adversely affect the tax treatment of the Purchaser’s acquisition and ownership of the outstanding Capital Stock of the Company.

ARTICLE VI

CONDITIONS TO CLOSING

6.1.          Conditions to the Obligations of the Seller, the Purchaser and the Company.  The obligations of the Seller, the Purchaser and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Seller, the Purchaser and the Company, on or prior to the Closing Date, of each of the following conditions:

(a)           The waiting period under the HSR Act, including any extension thereof, shall have been terminated or expired.

(b)           There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

6.2.          Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:

(a)           The representations and warranties in Articles II and III which are qualified by materiality or Material Adverse Effect shall be true and correct and the other representations and warranties in Articles II and III shall be true and correct in all material respects, in each case at and as of the Closing with the same effect as though made at and as of the Closing, except that those representations and warranties that are made as of a specific date shall be true and correct to the extent required by this Section 6.2(a) only as of such date; provided that this Section 6.2(a) shall be deemed to have been satisfied so long as the failure of all such representations and warranties to be so true and correct, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.  Each of the Seller and the Company shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

(b)           The Seller shall have delivered to the Purchaser an original certificate or certificates representing all of the issued and outstanding Contributed Stock and the Purchased Stock, duly endorsed and in proper form for transfer.

(c)           The Seller shall have delivered to the Purchaser a letter from General Electric Capital Corporation, in its capacity as agent under the Credit Agreement, stating that no amounts are outstanding under the Credit Agreement as of the Closing Date.

(d)           The Seller shall have delivered to the Purchaser the consents and approvals set forth on Schedule 6.2(d) of the Disclosure Letter (the “Required Consents”).

(e)           The Purchaser shall have received the resignations, effective as of the Closing, of each director of the Company.

(f)            The Seller shall have delivered to the Purchaser an executed certification of non-foreign status (in the form and manner set forth in Code Section 1445 and the Treasury Regulations promulgated thereunder) of the Seller to the effect that the Seller is not a “foreign person” (within the meaning of Treasury Regulation Section 1.1445-2) and is not a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3).

(g)           The Company shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by the Company’s Chief Executive Officer or Chief Financial Officer,  to the effect that the conditions set forth in this Section 6.2 have been fulfilled.

(h)           The Company shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by the Company’s Chief Executive Officer or Chief Financial Officer, stating that the Company has terminated, without the accrual or payment of any fees, all agreements between the Company and its Subsidiaries on the one hand and the Seller and its Affiliates (other than Subsidiaries of the Company and, solely with respect to the agreements set forth in Schedule 2.9(e) of the Disclosure Letter, members of the management of the Company) on the other, with the exception of this Agreement.

6.3.          Conditions to the Obligations of the Seller and the Company.  The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Company on or prior to the Closing Date of each of the following conditions:

(a)           The representations and warranties in Article IV which are qualified by materiality shall be true and correct and the other representations and warranties in Article IV shall be true and correct in all material respects, in each case at and as of the Closing with the same effect as though made at and as of the Closing, except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date.

(b)           The Purchaser shall have provided to the Seller $182,996,042 in accordance with Section 1.2, and shall have duly performed and complied in all material respects with all other agreements contained herein required to be performed or complied with by it at or before the Closing.

(c)           The Purchaser shall have delivered to the Company a certificate, dated the Closing Date and signed by a senior executive officer of the Purchaser, to the effect that the conditions set forth in this Section 6.3 have been fulfilled.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1.          Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Seller, the Purchaser and the Company contained in this Agreement or the Disclosure Letter, or in any certificate delivered in connection with this Agreement (other than the representations and warranties contained in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 3.5, 4.1, 4.2, 4.3 and 4.4 and the covenants contained in Article I, Sections 5.3(b), 5.7, 5.8 and 5.15 and Articles IX, X and XI of this Agreement) shall not survive the Closing, and any and all breaches of such representations and warranties and covenants shall be deemed waived as of the Closing; provided, that the foregoing shall not limit claims based on fraud or on knowing or intentional breaches of covenants.

ARTICLE VIII

TERMINATION

8.1.          Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           By the written agreement of the Purchaser and the Seller;

(b)           By either the Purchaser or the Seller, by written notice to the other party after 5:00 p.m. New York City time on November 15, 2007 unless such date is extended by the mutual written consent of the Purchaser and the Seller; provided that such termination right shall not be available to the party whose failure to fulfill or cause to be fulfilled any obligation under this Agreement has been the primary cause of the failure to consummate the transactions contemplated by this Agreement on or prior to such date; or

(c)           By either the Purchaser or the Seller, by written notice to the other party if:

(i)            the other party has (and the terminating party shall not have) failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within 30 days following written notice of such failure; or

(ii)           any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations hereunder, unless the occurrence of such event shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to the performed or complied with by such party prior to the Closing.

8.2.          Effect of Termination.  In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, representatives, stockholders or Affiliates, except as provided in Section 5.6 regarding publicity and Section 11.1 regarding expenses, the Confidentiality Agreement and this Section 8.2.  Nothing in this Section 8.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by the other party or parties of its or their obligations under this Agreement pursuant to Section 11.16.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)           the Purchaser shall return to the Company all documents and other materials received from the Company, its Affiliates or their agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

(b)           all confidential information received by the Purchaser with respect to the Company and its Affiliates shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE IX

TAX MATTERS

9.1.          Refunds.  The Purchaser shall cause the Company to carryback any losses of the Company and its Subsidiaries with respect to the 2007 taxable year (or any portion thereof) to the 2006 taxable year, and to claim a refund of, credit to or other offset against any Taxes paid by the Company or its Subsidiaries with respect to the 2006 taxable year.  Any such refund of, credit to or other offset against the Taxes of the Company and its Subsidiaries in respect of such 2006 taxable year, plus any interest received with respect thereto, from the applicable taxing authorities shall be solely for the account of the Seller and, if any refund, credit or offset is received by the Purchaser or the Company or its Subsidiaries, shall be paid to the Seller within ten (10) calendar days after the Purchaser or the Company or its Subsidiaries receives such refund, credit or offset, as applicable; provided that, in the case of a credit to or other offset against any Tax obligation of the Company and its Subsidiaries, such credit or offset shall be deemed to have been received by the Company and its Subsidiaries on the date that the Company and its Subsidiaries claim such credit or offset pursuant to a Tax filing made with the applicable taxing authority.  The Purchaser shall prepare and file all Tax Returns of the Company and its Subsidiaries that are required to be filed on or after the Closing Date.  The Company’s 2007 United States federal Tax Return shall be prepared in accordance with GAAP in all material respects applied on a basis consistent with the Company’s 2006 United States federal Tax Return.  The Purchaser shall provide a draft copy of such Tax Return to the Seller for the Seller’s review at least thirty (30) days prior to the filing thereof, and shall consult with the Seller in good faith with respect to such Tax Return prior to filing such Tax Return.

9.2.          Cooperation.  The Seller and the Purchaser agree to furnish or cause to be furnished to each other, and upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Company’s and its Subsidiaries’ Tax liability.  The requesting party shall bear all out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance.

9.3.          No Section 338 Election.  The Purchaser shall not make an election pursuant to Section 338 of the Code or a similar election under any foreign, state or local laws with respect to the transactions contemplated by this Agreement.

ARTICLE X

DEFINITIONS

10.1.        Definition of Certain Terms; Interpretation.  The terms defined in this Article X, whenever used in this Agreement (including in the Schedules of the Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined).  All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated and the words “hereof” and “hereunder” will be deemed to refer to this Agreement as a whole and not to any particular provision.  All references herein to “$” shall be references to United States dollars.  The words “includes” and “including” will be deemed to be followed by the words “without limitation” whenever used.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” means this Stock Purchase Agreement, including the Exhibits and Schedules hereto, and the Disclosure Letter and the Purchaser’s Disclosure Letter.

“Ancillary Agreements” means any other agreements, instruments and documents to be delivered at the Closing in connection with the transactions contemplated by this Agreement.

“Another Transaction” means the sale of ten percent (10%) or more of the assets of the Company (other than the sale of inventory in the ordinary course of business) or any sale, merger, consolidation, public offering, reorganization, dissolution, recapitalization, business combination or similar transaction involving the Company or any of the Company’s Capital Stock (or rights to acquire such Capital Stock).

“Audited Financial Statements” has the meaning  set forth in Section 2.4.

“Board” has the meaning  set forth in Section 2.1(b).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law to close.

“Capital Stock” means (i) in the case of a corporation, its shares of capital stock, (ii) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (iii) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Cash Equivalents” means:

(1)           securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)           marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3)           certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(4)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)           commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)           interests in any investment company or money market fund which invests substantially all of its assets in instruments of the type specified in clauses (1) through (5) above.

“Closing” has the meaning  set forth in Section 1.2.

“Closing Date” has the meaning  set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning  set forth in Section 2.2(a).

“Company” has the meaning  set forth in the preamble.

“Company Benefit Plan” has the meaning  set forth in Section 2.9(a).

“Company Employment Agreements” has the meaning  set forth in Section 2.9(a).

“Confidentiality Agreement” means the confidentiality agreement dated as of May 25, 2007, between Parques Reunidos S.A. and the Company.

“Consent” means any consent, approval, authorization, order, filing, registration or qualification of or with any Person.

“Contract” means any written agreement, contract, commitment, instrument, undertaking or arrangement.

“Contribution” has the meaning set forth in Section 1.4.

“Credit Agreement” means that certain credit agreement, dated as of April 12, 2006, by and among certain Subsidiaries of the Company, the lenders party thereto from time to time and General Electric Capital Corporation as agent.

“Disclosure Letter” has the meaning  set forth in the first paragraph of Article II.

“DOJ” has the meaning  set forth in Section 5.2(c).

“Employee” has the meaning  set forth in Section 5.7.

“Employment and Withholding Taxes” means any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of each of the Company and each of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation by or from any person alleging liability of whatever kind of nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Substances  at any location; or (ii) the failure to comply with any Environmental Law.

“Environmental Law” means any and all applicable federal, state, or local law, statute, rule, regulation, ordinance, decree or order relating to (i) the manufacture, transport, use, treatment, storage, disposal, Release or threatened Release of Hazardous Substances, or (ii) pollution or the protection of human health and safety or the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Company or its Subsidiaries (or their successors), is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

“Exchange Act” has the meaning  set forth in Section 2.4(a).

“Financial Statements” has the meaning  set forth in Section 2.4.

“FTC” has the meaning  set forth in Section 5.2(c).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign.

“Hazardous Substance” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance or product) that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, biological waste, chloroflourocarbon, hydrochloroflourocarbon, lead-containing paint or plumbing, polychlorinated biphenyls (PCBs), radioactive material, infectious materials, potentially infectious materials or disinfecting agents.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Indebtedness” of any Person means, as of any date, all payment obligations of such Person as of the close of business on such date in respect of (i) borrowed money, (ii) notes, bonds, debentures or similar instruments, (iii) the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) capital leases, (v) loans to shareholders, (vi) off-balance-sheet financings, (vii) any unpaid tax liabilities that are due and payable or alleged to be due and payable by any taxing authority with respect to taxable periods ending on or prior to the date hereof in excess of any accruals that appear on the Company’s balance sheet with respect to such periods, (viii) other long-term liabilities appearing on such Person’s balance sheet and (ix) guarantees of any obligation of a type described in clauses (i) through (viii) above of any other Person; provided that any unfunded portion of outstanding letters of credit, obligations under operating leases (including deferred rent and rent normalization amounts, as well as any amortization of the fair market value of Leases), deferred Tax liabilities, any other non-cash liabilities (including any items that appear on the Company’s balance sheet as a result of the use of the “purchase” method of accounting) and any other amounts for which the Company reasonably expects to be reimbursed under the terms of that certain stock purchase agreement, dated as of February 9, 2006, by and among Palace Entertainment, Inc., Festival Fun Parks, LLC and the Company shall not be deemed to be “Indebtedness” for any purpose under this Agreement.

“Indemnified Parties” has the meaning  set forth in Section 5.8(a).

“Indenture” means that certain indenture, dated as of April 12, 2006, by and among the Company, the Subsidiaries of the Company party thereto, and Wells Fargo Bank, N.A., as trustee.

“Intellectual Property” means patents and patent applications (including any divisionals, continuations, continuations-in-part, or reissues thereof), trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, copyrights, copyright registrations, copyright applications, Internet domain names, trade secrets, inventions, know-how, formulae and processes, data and databases, and software.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of Al Weber, Cynthia Kellogg or Todd Wulffson.

“Leased Real Property” has the meaning  set forth in Section 2.11(a).

“Leases” has the meaning  set forth in Section 2.11(c).

“Licenses” has the meaning  set forth in Section 2.12(c).

“Lien” means any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

“Liquor Licenses” has the meaning set forth in Section 5.14.

“Material Adverse Effect” means any change or effect that is materially adverse to the financial condition, business, assets or results of operations of the Company and its Subsidiaries taken as a whole, other than any change or effect that results or arises from or relates to (i) changes in (x) economic, regulatory or political conditions (including acts of war, declared or undeclared, armed hostilities and terrorism, in each case including any escalation thereof, as well as earthquakes, hurricanes, floods and other natural disasters), financial, securities or other market conditions or prevailing interest rates, (y) the industry, geographic locations and markets in which the Company operates, or (z) laws, regulations or accounting standards, principles or interpretations (except, with respect to clauses (x), (y), and (z), to the extent the impact of such change or effect on the Company and its Subsidiaries is disproportionately greater than the impact of such change or effect on other comparable companies or businesses), or (ii) the announcement of this Agreement or the performance of the Company’s obligations hereunder.

“Material Contract” has the meaning  set forth in Section 2.13(a).

“Maximum Premium” has the meaning  set forth in Section 5.8(b).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any Person, to the extent applicable, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents, if any, of such Person and any amendment or restatement thereof.

“Owned Intellectual Property” has the meaning  set forth in Section 2.12(a).

“Permits” has the meaning  set forth in Section 2.8(b).

“Permitted Liens” means (i) Liens disclosed in the Financial Statements, including the notes thereto, (ii) Liens for Taxes and similar charges that are not yet due or that are being contested in good faith; (iii) mechanic’s, materialmen’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or that are being contested in good faith; (iv) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property; (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company or its Subsidiaries; (vi) Liens incurred in the ordinary course of business since March 31, 2007; and (vii) other Liens that would not reasonably be expected to materially and adversely interfere with the use of the property or asset subject to the Lien as currently used.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

“Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, policy or understanding.

“Purchase Price” has the meaning  set forth in Section 1.1.

“Purchased Stock” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning  set forth in the preamble.

“Purchaser Material Adverse Effect” means any material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Ancillary Agreements, as applicable.

“Purchaser’s Disclosure Letter” has the meaning set forth in the first paragraph of Article IV.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“SEC” has the meaning  set forth in Section 2.4(a).

“SEC Reports” has the meaning  set forth in Section 2.4(a).

“Securities Act” has the meaning  set forth in Section 2.4(a).

“Seller” has the meaning  set forth in the preamble.

“Seller Material Adverse Effect” means any material adverse effect on the ability of the Seller to perform its obligations under this Agreement and the Ancillary Agreements, as applicable.

“Senior Notes” means the $150,000,000 of 10 7/8% Senior Notes due April 15, 2014, issued by Festival Fun Parks, LLC and Palace Finance, Inc. on April 12, 2006.

“Specified SEC Reports” has the meaning set forth in the first paragraph of Article II.

“Subsidiary” means with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Code Sec. 59A), customs duties, Capital Stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed or delivered to any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

10.2.        Disclosure Letter.  The parties acknowledge and agree that any exception to a representation and warranty contained in this Agreement that is disclosed in any of the Schedules in the Disclosure Letter under the caption referencing such representation and warranty shall be deemed to also be an exception to each other representation and warranty contained in this Agreement to the extent that it is reasonably apparent that such exception is applicable to such other representation and warranty.  Certain information set forth in the Schedules to the Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement, and the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company or the Purchaser, as the case may be, in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

ARTICLE XI

GENERAL PROVISIONS

11.1.        Expenses.  Except as otherwise specifically provided for in this Agreement, the Seller shall bear its and the Company’s respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any, but excluding travel and lodging expenses incurred by the members of the Company’s management, which expenses shall be borne by the Company) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated by this Agreement are consummated.  Except as otherwise specifically provided for in this Agreement, the Purchaser shall bear its expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated by this Agreement are consummated.  Notwithstanding anything to the contrary set forth herein, the Purchaser and the Seller shall be responsible for one-half of all fees, costs and expenses incurred in connection with (i) the filings required by the HSR Act, (ii) any other filings with Governmental Entities required to consummate the transactions contemplated by this Agreement, (iii) any other authorizations, consents, approvals, filings or notifications required to consummate the transactions contemplated by this Agreement (including any fee, cost or expense that is required to be paid pursuant to any Lease in connection with the transactions contemplated by this Agreement) and (iv) all transfer, documentation, sales, use, stamp, registration, and similar Taxes incurred in connection with this Agreement or any transaction contemplated hereby.

11.2.        Further Actions.  Subject to the terms and conditions of this Agreement, each party shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by the other party in order to effect the transactions contemplated by this Agreement.

11.3.        Certain Limitations.  It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II, III and IV and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in such Articles.  The parties agree that this is an arm’s-length transaction in which the parties’ undertakings and obligations are limited to the performance of their undertakings and obligations under this Agreement.

11.4.        Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax, email or other electronic transmission, as follows:

(a)           if to the Company,

Palace Entertainment Holdings, Inc.
4590 MacArthur Boulevard, Suite 400
Newport Beach, CA 92660
Fax:  (949) 261-1414
Telephone:  (949) 797-9777
Attention:  Al Weber

with a copy (which shall not constitute notice) to:

Palace Holdings Group LLC
c/o MidOcean Partners LP
320 Park Avenue, Suite 1700
New York, New York 10022
Fax: (212) 497-1373
Telephone: (212) 497-1406
Attention:  Tyler Zachem

and

Morrison Cohen LLP
909 Third Avenue
New York, New York 10022
Fax:  (212) 735-8708
Telephone:  (212) 735-8600
Attention:  David A. Scherl, Esq.

if to the Purchaser,

Centaur Holdings United States, Inc.
c/o Parques Reunidos, S.A.
Parques Reunidos
Casa de Campo, s/n
28011 Madrid (Spain)
Fax:  +34 91 463 29 16
Telephone:  +34 91 526 80 40
Attention:  David Escudero

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Fax: (212) 878-8375
Telephone:  (212) 878-8000
Attention:  John A. Healy

(b)           if to the Seller,

Palace Holdings Group LLC
c/o MidOcean Partners LP
320 Park Avenue, Suite 1700
New York, New York 10022
Fax: (212) 497-1373
Telephone: (212) 497-1406
Attention:  Tyler Zachem

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP
909 Third Avenue
New York, New York 10022
Fax:  (212) 735-8708
Telephone:  (212) 735-8600
Attention:  David A. Scherl, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax, email or other electronic transmission on the day such transmission was made, provided that if such transmission is received by the receiving party after normal business hours on the day of such transmission, such transmission shall be deemed to have been received on the following day.

11.5.        Limited Disclosure.  Notwithstanding anything to the contrary contained in this Agreement or in any other express or implied understanding or agreement with any Person, each of the Company, the Purchaser, the Seller and the holders (or former holders) of equity interests of the Seller and their respective representatives may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement, provided that no Person shall be permitted by virtue of this paragraph to disclose the name of, or any other identifying information with respect to, any party to this Agreement.

11.6.        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

11.7.        Assignment; Successors.  This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect.  This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties hereto.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties, any Affiliate of the Company, and the successors and assigns permitted by this Section 11.7 any right, remedy or claim under or by reason of this Agreement, other than, following the Closing, the rights of the Seller under Section 5.3(b), and the rights of former directors and officers of the Company and its Subsidiaries under Section 5.8, in each case in accordance with the terms of this Agreement.

11.8.        Amendment; Waivers, etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or a failure to exercise or a delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

11.9.        Entire Agreement.  This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder, the Disclosure Letter and the Purchaser’s Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

11.10.      Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

11.11.      Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

11.12.      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

11.13.      Governing Law.  EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF DELAWARE MANDATORILY APPLY, THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.14.      Consent to Jurisdiction, etc.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of New York State, sitting in the County of New York or any Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 11.4.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.15.      Waiver of Punitive and Other Damages and Jury Trial.

(a)           THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16.      Specific Performance.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in accordance with any action instituted in accordance with Section 11.14 and (b) will, and hereby do, waive, in any action for specific performance, the defense of the adequacy of a remedy at law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CENTAUR HOLDINGS UNITED STATES, INC.

By	/s/ Richard Golding
Name: Richard Golding Title: Director

PALACE ENTERTAINMENT HOLDINGS, INC.

By	/s/ Alexander Weber, Jr.
Name: Alexander Weber, Jr. Title: Chief Executive Officer

PALACE HOLDINGS GROUP, LLC

By	/s/ Tyler Zachem
Name: Tyler Zachem Title: Authorized Signatory